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                          [Irell & Manella Letterhead]

                                January   , 1996

                                                                    EXHIBIT 8.01

Arcada Holdings, Inc.
708 Fiero Commerce Park 4-10
San Luis Obispo, CA 93401

Gentlemen:

    We have acted as counsel to you, Arcada Holdings, Inc., a corporation organized under the laws of the State of Delaware ("Arcada"), in connection with the proposed merger (the "Merger") of a subsidiary formed by Seagate Technology, Inc., a corporation organized under the laws of the State of Delaware ("Seagate"), the stock of which will be contributed by Seagate to its wholly-owned subsidiary at that time Conner Peripherals, Inc., a corporation organized under the laws of the State of Delaware ("Conner"), causing it to be a direct wholly-owned subsidiary of Conner ("Merger Sub"), with and into Arcada. You have requested our opinion regarding the disclosure of the material United States federal income tax consequences of the Merger to your shareholders.

    In rendering our opinion, we have reviewed the Agreement and Plan of Reorganization, dated December 21, 1995, by and among Seagate, Arcada and Kevin
H. Azzouz (the "Merger Agreement"), the Proxy Statement/Prospectus to stockholders of Arcada, attached to the Registration Statement to which this opinion is an exhibit (the "Proxy Statement/Prospectus"), and such other materials as we have deemed necessary or appropriate as a basis for our opinion.

    In rendering our opinion, we have assumed that the Merger will be consummated in accordance with the Merger Agreement and that the Proxy Statement/Prospectus accurately reflects the material facts of the Merger and those surrounding Seagate, Merger Sub and Arcada. In addition, as to any facts material to this opinion which we did not independently establish or verify, we have relied upon the facts contained in the statements and representations of officers and other representatives of Seagate, Arcada and others, which facts may in certain instances derive from the best knowledge of such persons without duty of inquiry. Certain of the representations of Seagate and Arcada are attached hereto as Exhibits A and B, respectively.

    In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant. While it is possible that the Internal Revenue Service may raise certain issues with regard to the qualification of the Merger as a reorganization as defined in Section 368(a) of the Code, in our opinion a discussion of such issues is not material in light of our view that the Service is less likely than not to ultimately prevail on such issues and the fact that the shareholders of Arcada other than Conner and Kevin
H. Azzouz (who, as Chief Executive Officer of Arcada, has been fully apprised of such issues) have been indemnified by Seagate against the possibility of the Merger not qualifying as a reorganization under the Code as a result of, among other things, such issues.

    Based upon the foregoing, it is our opinion that, under present law, the discussion presented under the heading "Certain United States Federal Income Tax Consequences" in the Proxy Statement/Prospectus relating to the Merger, although general in nature, sets forth the material United States federal income tax consequences of the Merger to Arcada and stockholders of Arcada.
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    We  express no opinion  as to whether  such discussion addresses  all of the
United States federal income tax consequences of the Merger that may be applicable to any particular stockholder of Arcada. In addition, we express no opinion as to the U.S. federal, state, local, foreign or other tax consequences, other than as set forth above.

    This opinion is being furnished in connection with the Proxy Statement/Prospectus. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any material changes in the facts from those set forth or assumed herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

    We hereby consent to the reference to us in the section captioned "Certain Federal Income Tax Matters" in the Proxy Statement/Prospectus and to the filing of this opinion as an exhibit to the Registration Statement containing such Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,